EXHIBIT 21.1



             SUBSIDIARIES OF EP MEDSYSTEMS, INC.


ProCath Corporation
Cooper Run Executive Park
334 D6 Cooper Road
Berlin, NJ 08009
State of Incorporation:    New Jersey
Business Name:        ProCath Corporation

EP MedSystems, UK Ltd.
58 Route 46 West
Budd Lake, NJ 07828
State of Incorporation:    New Jersey
Business Name:        EP MedSystems, UK Ltd.